Exhibit 10.69
Non-Employee Director Compensation

Element of Compensation (Annual)	Dollar Value

Board Retainer:	$120,000
Lead Independent Director Retainer:	$30,000
Committee Chair Retainer (other than Audit or Compensation Committees):	$10,000
Audit Committee Chair Retainer:	$30,000	*
Compensation Committee Chair Retainer:	$20,000
Audit Committee Member Retainer (other than Audit Committee Chair):	$7,500
Equity Award:	$150,000	**	(in restricted stock units)

* Includes Audit Committee member retainer amount (not additional)
** Not effective until the May 2014 Annual Meeting of Shareholders

Stock Ownership Guidelines: Each director must hold three (3) times the “Annual Board Retainer” in CONSOL Energy Inc.’s common stock (including any securities convertible or exercisable into its common stock (excluding stock options)) after five (5) years of service on the Board.